                                                                    EXHIBIT 10.1

                                                                    May 14, 2003



Prandium, Inc.
2701 Alton Parkway
Irvine, CA, 92606

Attention:  Mr. Hugh Hilton

Mr.Hilton:

This Letter of Intent and the accompanying Term Sheet confirm the desire of Triyar Companies, LLC, The 180(degree) Group, LLC, Prandium Acquisition Company, LLC, Goense Bounds & Partners and their respective affiliates, assignees and partners (collectively, the "Investors") to engage in a transaction resulting in the acquisition of Prandium, Inc. ("Prandium") (the "Proposed Transaction"). The Investors have been actively engaged in due diligence and discussions with Prandium senior management since February, 2003 and have a lock-up agreement in place with the holders of the 12% FRI-MRD Corporation Senior Secured Notes, due January 31, 2005. The Proposed Transaction is intended to expedite Investors' new capital investment and refinancing, which is required for Prandium to successfully achieve its restructuring and operational initiatives. We are highly confident that we will be able to complete the Proposed Transaction expeditiously. Upon its acceptance by you, this letter would provide the basis for further negotiations between us designed to carry out the Proposed Transaction substantially in the manner outlined below. The terms of the Proposed Transaction will include (without limitation) the following:

1.   Proposed Transaction. The Investors, through a newly formed special purpose
     --------------------
     company ("Newco"), will acquire in a merger transaction or other mutually agreed upon structure, 100% of the issued and outstanding common stock of Prandium, "in the money" portion of vested and unvested options held by employees and all other equity securities (convertible or otherwise), if any, outstanding as of the closing for total cash consideration of $6,400,000. In addition, the Investors would include certain contingent initiatives, namely (i) the Group A and Group B cash initiatives discussed in the Term Sheet attached hereto as Exhibit A (the "Term Sheet") and (ii)
                                          ---------
     the Lease Liability Initiatives as outlined in the attached Term Sheet. Additionally, the Definitive Agreement (defined below) will contain a standard and customary purchase price adjustment mechanism allowing for an adjustment to be made to the Investors' cash consideration based on the amount of working capital available to Prandium at closing.

2.   Definitive Agreement. The Proposed Transaction will be subject to and
     --------------------
     conditioned upon the negotiation, execution and delivery of a definitive agreement (the "Definitive Agreement") between the Investors and Prandium which would include (without limitation): (a) the terms of the Proposed Transaction set forth on the Term Sheet, (b) the basic terms and conditions set forth herein together with such other representations, warranties, covenants, terms and conditions as would be usual and customary for a transaction of this nature, and (c) that the Definitive Agreement would be governed by and

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May 14, 2003

     construed under the internal laws of the State of Delaware. As soon as reasonably practicable after acceptance of the terms herein, the Investors would commence the preparation and negotiation of the Definitive Agreement and complete their review of Prandium. Each party will be obligated to use good faith in negotiating a Definitive Agreement that is consistent with the terms and conditions of the Proposed Transaction and that contains representations, warranties, covenants, terms and conditions as would be usual and customary for a transaction of this nature. The Definitive Agreement will contain a break up fee that is customary for a deal of this size and consistent with legal and fiduciary limitations and will be payable in the event that Prandium consummates a transaction with another party following the execution of the Definitive Agreement.

3.   Closing Conditions.
     ------------------

     (a) The Investors' obligations to close the Proposed Transaction shall be conditioned, under the terms and conditions to be negotiated in the Definitive Agreement, upon the following:

          (i) Subject to the terms and limitations in Section 4, satisfactory completion or waiver of business, strategy, legal and accounting review (the "Review") of Prandium by the Investors and their advisors;

          (ii) The closing of the agreed upon transaction between Investors and the holders of the 12% FRI-MRD Corporation Senior Secured Notes, due January 31, 2005;

          (iii) No material adverse change in the business or assets of Prandium between the execution of this Letter of Intent and the closing of the Proposed Transaction; and

          (iv) The approval of the Proposed Transaction and Definitive Agreement by the Board of Directors of each Investor.

     (b) Prandium's obligations to close the Proposed Transaction shall be conditioned, under the terms and conditions to be negotiated in the Definitive Agreement, upon:

          (i) The approval of the Definitive Agreement by Prandium's Board of Directors exercising their fiduciary duties, in good faith;

          (ii) The receipt by Prandium of an opinion from a non-affiliated financial advisor that the Proposed Transaction is fair to the Prandium stockholders; and

          (iii) Satisfactory proof of Investors' financing.

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May 14, 2003

     (c) The parties obligations to close the Proposed Transaction shall be conditioned, under the terms and conditions to be negotiated in the Definitive Agreement, upon the following:

          (i) Negotiation, execution and delivery of the definitive legal documentation, including the Definitive Agreement;

          (ii) Receipt or waiver of all governmental approvals and receipt of approval from a sufficient number of Prandium stockholders as required by law to effect the Proposed Transaction; and

          (iii) Receipt or waiver of all necessary third party consents (a full listing to be provided by Prandium and agreed to by the Investors during the Initial Period (as defined below) or the Extended Period (as defined below)) including the consent of Mackay Shields, LLC and Foothill Capital Corporation, if necessary.

4.   Timing. The Investors anticipate that they will be able to complete their
     ------
     Review of Prandium and finalize and sign the Definitive Agreement within seventy-seven (77) days of the signing of this Letter of Intent. As such, the Investors will be given forty-five (45) days to complete the Review in their sole and absolute discretion (the "Initial Period"). On the 20th, 35th and 45th day of the Initial Period, the Investors will provide Prandium with a status update on the Investors' Review efforts. At any time during the Initial Period, Prandium shall have the right to send to the Investors a written notification of any potential issue that Prandium deems, in good faith, material. At any time during the final five (5) days of the Initial Period, the Investors shall send a good faith written response to such notification, if any (the "Investors' Response"). In addition, Investors will respond by the 35th day of the Initial Period to Prandium regarding the materiality of sales pricing and related strategy changes at Prandium's operating divisions. Prandium and the Investors hereby acknowledge and agree that if Prandium sends written notification of a material issue (pursuant to the process above) during the last five (5) days of the Initial Period or if Prandium requires the Investors to match an unsolicited offer within the last ten (10) days of the Initial Period, the Initial Period shall be extended by five (5) business days for the Investors to provide an Investors' Response or ten (10) days for the Investors to match an unsolicited offer. Upon the expiration of the Initial Period, there shall be a two (2) business day period (the "Cancellation Period") in which Prandium shall have a right to terminate this Letter of Intent and all aspects of the Proposed Transaction if, and only if, one of the following events shall have occurred during the Initial Period: (1) the Board of Directors of Prandium (the "Board") has received a bona fide unsolicited offer to acquire all or substantial portions of Prandium or its assets from a third party which the Board believes, in good faith, provides superior consideration to the proposal made by the Investors herein, and the Investors do not match such unsolicited offer within ten (10) days; (2) the Investors have voluntarily notified Prandium, in a separate writing, that there exists a material issue, uncovered during the Initial Period, that necessitates the Investors to seek a material change to the economic terms of the Proposed Transaction and such change cannot be mutually agreed to by both parties; or (3) Investors' Response contains an affirmative statement of the Investors' intent to materially change the economic terms of the Proposed Transaction

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May 14, 2003

     and such change cannot be mutually agreed to by both parties. If Prandium has not exercised its cancellation right during the Cancellation Period, the Initial Period shall be extended by an additional thirty (30) day period (an "Extended Period") beginning immediately after expiration of the Cancellation Period if (i) the Investors are and have been actively and reasonably engaged in the Review and working in good faith to complete the Definitive Agreement since the date of this Letter of Intent, but have not been able to complete the Review and/or finalizing the Definitive Agreement before expiration of the Initial Period and (ii) the Investors have provided written notice to Prandium during the Initial Period of their intent to use the Extended Period. The closing of the Proposed Transaction shall be as reasonably soon as practicable following execution of the Definitive Agreement and satisfaction of all closing conditions. Notwithstanding anything contained herein to the contrary, if Prandium exercises its cancellation right during the Cancellation Period pursuant to
     (1) above, Prandium shall pay the Investor Expenses (as defined in Section 8).

5.   Access to Company and Confidentiality. During the Initial Period and
     -------------------------------------
     Extended Period, the Investors and their authorized agents and other representatives shall have the right, upon reasonable notice and at reasonable times and without undue interruption, to meet with Prandium senior management. During the Initial Period, the Investors shall provide Prandium with a list of additional persons to meet with, including (without limitation) additional management, personnel, vendors, customers, and creditors (the "Interview List"). Upon receipt of the Interview List, Prandium shall have the right to reasonably approve each individual listed on the Interview List. The Investors shall have the right to examine and inspect the assets, properties, facilities, books and records of Prandium and shall be furnished with all such information and data concerning the business, operations, and affairs of Prandium as the Investors and their authorized agents or representatives may reasonably request. The Investors agree that any information provided to them and their authorized agents and representatives by Prandium shall be kept and remain confidential and shall not be used or disclosed except as provided in that certain letter agreement dated as of January 30, 2003 concerning "Confidential Information" between Prandium and The 180(degree)Group, LLC, attached hereto as Exhibit B. Each of the Investors also agrees to be bound by the contents of such letter agreement notwithstanding the fact that a particular party was not a signatory to such letter agreement.

6.   Publicity. Each of the Investors and Prandium agree to keep the Proposed
     ---------
     Transaction and any negotiations strictly confidential. The timing and text of any announcements or statements pertaining to the subject matter of this Letter of Intent or the transactions contemplated herein made either publicly, or to any governmental authority shall be mutually agreed to by the Investors and Prandium. Notwithstanding the preceding sentence, each party may make disclosures as may be required by judicial process and in its sole and absolute discretion, make any disclosures required by applicable securities laws, rules or regulations, the SEC, or by any exchange on which Prandium's securities are quoted or listed for trading. Additionally, Investors and Prandium will mutually agree on any disclosures made to Prandium's shareholders or employees, or to persons or entities associated with Prandium's business; provided, however, that Prandium may in its sole and absolute discretion, communicate internally with its employees.

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May 14, 2003

7.   Ordinary Course of Business. So long as this Letter of Intent remains in
     ---------------------------
     effect, and except as expressly contemplated herein, Prandium will conduct its business operations in the ordinary course of business and will not complete material asset sales not in the ordinary course of business, declare any dividends, whether in the form of cash, stock or other property, or distribute or issue any equity securities or grant any options or other rights to acquire equity securities of Prandium without the Investors' prior written consent. In addition, so long as this Letter of Intent remains in effect Prandium will not increase the compensation of any officer or employee or pay or agree to pay any additional bonus or severance payments to any officer or employee without the approval of the Investors, except as required by law or in the ordinary course of business. Notwithstanding anything contained in this Letter of Intent to the contrary, Prandium and its officers, directors and agents may solicit, furnish information regarding, pursue and consummate any transaction pertaining to the sale of all or any portion of its Hamburger Hamlet Chain ("Hamlet Sale"), provided, however, that Prandium must obtain the Investors' prior written consent (which consent may be withheld for any reason) to any Hamlet Sale that contemplates a purchase price of less than $10,000,000 cash consideration.

8.   Certain Fees and Expenses. If Prandium (a) receives an unsolicited offer
     -------------------------
     during the term of this Letter of Intent to acquire all or a substantial portion of Prandium or its assets, (b) provides such offeror with any non-public information concerning Prandium, and (c) Prandium subsequently consummates a transaction with the party or parties making such offer within twelve (12) months of receipt of the offer (after fully complying with all terms of this Letter of Intent), then Prandium shall pay the Investors an amount not to exceed $750,000 in the aggregate as reimbursement for reasonable out-of-pocket costs and expenses incurred by the Investors in connection with their examination and investigation of Prandium and the negotiation and preparation of the Definitive Agreement, including all reasonable out of pocket fees and expenses incurred by the Investors to potential lenders, accountants, attorneys and other agents ("Investor Expenses"). Notwithstanding anything contained in this Section 8 to the contrary, Prandium shall not be obligated to pay any Investor Expenses or any other fees and expenses in the event that (i) this Letter of Intent terminates by reason of the parties failing to execute a Definitive Agreement before expiration of the Initial Period or Extended Period, as applicable, or (ii) the Investors notify Prandium that they have decided not to proceed with completion of the Definitive Agreement. The sale of Hamburger Hamlet will not trigger Prandium's payment of the Investors Expenses, provided such sale is in accordance with the provisions of Section 7 hereof.

9.   Non-Solicit Agreement. It is understood and agreed that the obligations of
     ---------------------
     the Investors to proceed with this Transaction are subject to the foregoing terms. Upon acceptance of this Letter of Intent, the Investors will commit substantial resources to completing their Review of Prandium and to the preparation and review of legal documents relating to this transaction. In consideration of such commitment by the Investors, during the Initial Period or the Extended Period, Prandium and its officers and directors and agents will not, directly or indirectly without the permission of Investors
     (i) solicit any offer or enter into any agreement for the sale, transfer or other disposition of any capital stock or any significant assets of Prandium (excluding Hamburger Hamlet and non-material asset transactions in the ordinary course of business), or for any business combination or reorganization involving

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May 14, 2003

     Prandium, to or with any other entity or person; or (ii) except as provided below, furnish to any person or entity (other than the Investors and their authorized agents and representatives or prospective purchasers of Hamburger Hamlet) any non-public information concerning Prandium or its business, financial affairs or prospects with the intent of permitting such person or entity to evaluate a possible acquisition of any capital stock or significant assets of Prandium or a possible business combination or reorganization involving Prandium. In the event Prandium receives any unsolicited offer (for any such sale, transfer or other disposition, business combination or reorganization) or inquiry from any person, it will promptly (and in any event within forty-eight (48) hours) deliver to the Investors copies of any written communications relating to such unsolicited offer or inquiry as well as a complete and accurate description of any such offer or inquiry and the response of Prandium thereto, if any. If the Board of Directors of Prandium (the "Board") has received a bona fide unsolicited offer from a third party which the Board believes, in good faith, provides superior consideration to the proposal made by the Investors herein, the Board may grant such third party access to non-public information concerning Prandium and negotiate with such party while continuing to negotiate in good faith with the Investors toward the execution and delivery of the Definitive Agreement.

10.  Term/Termination. Except as otherwise specifically provided herein or for
     ----------------
     the provisions which are expressly specified to survive the termination of this letter, this Letter of Intent will terminate without further action of any party if the Definitive Agreement has not been executed by the parties hereto during the Initial Period or Extended Period or such other date as may be mutually approved in writing by the parties. Additionally, the Letter of Intent will terminate if the Investors notify Prandium that they have decided not to proceed with completion of the Definitive Agreement. If executed, the Definitive Agreement shall supersede this Letter of Intent in its entirety.

11.  Miscellaneous. This Letter of Intent is an expression of the current
     -------------
     intentions of the parties only and is not legally binding upon the parties hereto. This Letter of Intent does not set forth all of the matters upon which agreement must be reached in order for the Proposed Transaction to be consummated. No binding commitment or agreement regarding the Proposed Transaction shall exist unless and until the Definitive Agreement has been executed and delivered by the parties. The termination by any party of this Letter of Intent and of the negotiations for the Proposed Transaction without the execution and delivery of the Definitive Agreement for whatever reason shall not result in any obligation or liability of either party to the other except solely as expressly stated herein. Notwithstanding anything contained in this paragraph, the provisions of Sections 5 (Access to Company / Confidentiality), 6 (Publicity), 8 (Certain Fees and Expenses), 9 (Non-Solicit Agreement) and 10 (Term/Termination) of this Letter of Intent shall be legally binding upon and enforceable against each of the parties hereto. This Letter of Intent shall be governed by and construed under the internal laws of the State of Delaware. This Letter of Intent may be signed in counterparts. The Exhibits to this Letter of Intent are incorporated herein by this reference. In addition, the term "Appraised Fair Market Value" as used in the Term Sheet shall mean, the fair market value of the asset in question as stated in a written appraisal (the "Appraisal") of the asset performed by an independent, nationally certified appraiser. The Appraisal shall be in form and substance reasonably acceptable to the Investors and their

May 14, 2003

     lenders. In addition, the Equity Holders shall (1) use their commercially reasonable efforts to cause the appraiser to allow the Appraisals to be relied upon by the Investors and the Investors' lenders and (2) be responsible for all reasonable and necessary costs and expenses associated with each Appraisal.

12.  Notices. Any notice or other communication hereunder must be given in
     -------
     writing and (a) delivered in person, (b) transmitted by facsimile (which shall be effective when transmitted), (c) mailed by certified or registered mail, postage prepaid, receipt requested (which shall be effective three days after deposited in the mail)or (d) overnight delivery service (which shall be effective the day after receipt by the delivery service) as follows:

          If to Investors, addressed to:

          The 180 Group, LLC
          10850 Wilshire Blvd.
          Los Angeles, CA 90024

          Attn: Mark S. Weber or Jennifer Stewart
          Facsimile:  310-273-4180

          With a copy to:

          Goense Bounds & Partners
          272 East Deerpath Road

          Suite 300
          Lake Forest, IL 60045
          Attn:  Erik Bloom
          Facsimile:  847-735-2003

          If to Prandium, addressed to:

          Prandium, Inc.
          2701 Alton Parkway
          Irvine, CA 92606
          Attn:  Matt Klein
          Facsimile: 949-863-8534

May 14, 2003

                                       Very truly yours,

                                       TRIYAR COMPANIES, LLC

                                       By: /s/ Mark S. Weber
                                          -------------------------
                                          Mark S. Weber
                                          Designated Representative


                                       THE 180(degree) GROUP LLC

                                       By: /s/ Jennifer Stewart
                                          -------------------------
                                          Jennifer Stewart
                                          Designated Representative


                                       PRANDIUM ACQUISITION COMPANY, LLC

                                       By: /s/ John Surdoval
                                          -------------------------
                                          John Surdoval
                                          Designated Representative


                                       GOENSE BOUNDS & PARTNERS

                                       By: /s/ Erik Bloom
                                          -------------------------
                                          Erik Bloom
                                          Designated Representative


ACCEPTED this 14 day of May, 2003.

PRANDIUM, INC.

By: /s/ Hugh Hilton
   --------------------------
   Hugh Hilton
   Chief Executive Officer

                                    Exhibit A

                                   Term Sheet

                                   Term Sheet

Financial Terms.
---------------

1. The parties have mutually identified certain potential assets of Prandium as "Group A" assets and "Group B" assets. In addition to a $6.4 million cash payment at Closing, the Investors shall provide the following to the holders of the outstanding equity securities of Prandium (the "Equity Holders") at the closing of the Proposed Transaction (the "Closing") as set forth below:

     (a) Proceeds from initiatives to obtain Group A assets and generate capital therefrom shall be payable to the Equity Holders according to the terms of this paragraph. In the event that none of the Group A assets are under an executed agreement with the current owners for a change in ownership of such assets to Prandium's control on or before the Closing date, the Equity Holders shall be paid 55% of the Appraised Fair Market Value less reasonable estimated taxes (if applicable) in lieu of any future proceeds from the Group A assets. The Equity Holders acknowledge that Investors may be relying on outside lending sources to provide non-recourse financing to provide this payment of 55% of Appraised Fair Market Value. In the event that any of the Group A assets are under an executed agreement with the current owners for a change in ownership of such assets to Prandium's control on or before the Closing date, 80% of the proceeds (which for this purpose shall mean the Appraised Fair Market Value of such Group A assets, less outstanding debt and reasonable estimated taxes (if applicable), related transaction expenses, and reasonable origination fees) shall be paid to the Equity Holders. In the event that any of the Group A assets are under both an executed agreement with the current owners for a change in ownership of such assets to Prandium's control and an executed agreement with a third party (deposit received) for the outright sale of any of such assets arranged solely by the Equity Holders at a sale price equal to or greater than the Appraised Fair Market Value of the asset on or before the Closing date, 80% of the net sale proceeds (which for this purpose shall mean the purchase price of the particular Group A asset, less outstanding debt, reasonable estimated taxes (if applicable) and related transaction expenses) attributable to such Group A asset shall be paid to the Equity Holders at Closing and an additional 10% of the net sale proceeds upon the closing of each outright asset sale shall be paid as soon as is reasonably practicable upon the close of such outright asset sale.

     (b) Proceeds from initiatives to obtain Group B assets and generate capital therefrom shall be payable to the Equity Holders according to the terms of this paragraph. In the event that none of the Group B assets are under an executed agreement with the current owners for a change in ownership of such assets to Prandium's control on or before the Closing date, the Equity Holders shall be paid 25% of the Appraised Fair Market Value less reasonable estimated taxes (if applicable). In the event that any of the Group B assets are under an executed agreement with the current owners for a change in ownership of such assets to Prandium's control within 60 days after the Closing date, 60% of the proceeds (which for this purpose shall mean the Appraised Fair Market Value of all Group B assets, less outstanding debt and reasonable estimated taxes (if applicable), related transaction expenses, and reasonable origination fees), less any payments made pursuant to the 25% payment to Equity Holders outlined in this Section 1(b) above, shall be paid to the Equity Holders. In the event that any of the Group B assets are, on or within 60 days after the Closing date, under both an executed agreement with the current owners for a change in ownership of such assets to Prandium's control and an executed agreement with a third party (deposit received) for the outright sale of any of such assets arranged solely by the Equity Holders at a sale price equal to or greater than the Appraised Fair Market Value of the asset, 75% of the net sale proceeds (which for this purpose shall mean the purchase price of the particular Group B asset, less outstanding debt, reasonable estimated taxes (if applicable) and related transaction expenses) attributable to such Group B asset, less any payments made pursuant to the 60% payment to Equity Holders outlined in this Section 1(b) above, shall be paid to the Equity Holders as soon as is reasonably practicable upon the close of such outright asset sale.

     2. The Investors shall also pay to the Equity Holders at Closing 50% of the net present value (using a 15% discount rate) of any realized lease liability reductions achieved or under contract to be realized by Prandium or any of its subsidiaries after February 28, 2003 and before the Closing. Any amounts over $1 million will be paid pursuant to terms to be negotiated by the parties in the Definitive Agreement. Lease liability reductions cannot require any new financial commitments by Prandium or any of its subsidiaries (for current purposes, "financial commitments" is defined as CAPEX or lease extension commitments or any other commitments placing a financial burden on Prandium or any of its subsidiaries for which the Investors have not granted their prior written approval). No lease liability reductions shall be included in the calculation if such reductions are: (a) resulting from Group A assets and Group B assets, (b) due solely to the passage of time, (c) arranged solely by the Investors, or (d) result from an agreement with an uncreditworthy sublessee (which for this purpose shall mean a sublessee more than 60 days past due in rent on more than two separate occassions during the previous 12-month period prior to the execution of the Definitive Agreement, a sublessee more than 60 days past due at Closing who has not demonstrated the ability to become current, a sublessee who is currently in default of a material financial obligation with its current creditors, the continuous nature of which during the remaining term of the sublease is a reasonable certainty, or a sublessee that has experienced a dramatic decline in its financial condition during the previous 12-month period prior to the execution of the Definitive Agreement with such decline making a default under the sublease a reasonable certainty).

     3. The Investors and Equity Holders have agreed to a working capital adjustment that shall be negotiated and documented in the Definitive Agreement and shall be based on the working capital differential from Prandium's February 28, 2003 Balance Sheet.

                                    Exhibit B

                            Non-Disclosure Agreement

January 30, 2003

The 180 Group

9100 Wilshire Boulevard, Suite 880
Beverly Hills, CA 90212
Attention:  Mr. Mark Weber

Re:  Prandium, Inc.
     -------------

Dear Mark.

This letter agreement will establish the terms under which Prandium, Inc. (the "Company") will provide you certain requested information in connection with your expression of interest in the Company.

For purposes of this letter agreement, "Confidential Information" means all information of whatever nature relating to Prandium or its subsidiaries, whether oral, written or otherwise, furnished to you by Prandium or its directors, officers, partners, advisors (including financial advisors), affiliates, employees, agents or representatives and all materials prepared by you (in whatever form maintained, whether documentary, computer storage or otherwise) containing, reflecting of based upon, in whole or in part, any such information or reflecting your review or view of Prandium or the Confidential Information.

You shall treat confidentially the existence and contents of the Confidential Information, and neither the existence nor the contents of the Confidential Information will be disclosed to any third party (except your representatives, advisors, attorneys or accountants who agree to be bound by the terms hereof) without Prandium's prior written consent. Notwithstanding the foregoing, you may disclose Confidential Information, if required to do so under compulsion of a subpoena or other legal process or otherwise required by law. If so required to disclose Confidential Information you will use reasonable efforts to provide Prandium with sufficient prior notice of the disclosure to permit them to seek a protective order to take any other action it deems appropriate.

You hereby acknowledge that the Confidential Information may contain material, non-public information, and that you are familiar with federal securities laws imposing restrictions on trading in securities of an issuer by one in possession of material, non-public information and on sharing that information with other persons who may engage in such trading. You agree not to violate those restrictions and to use your reasonable best efforts to prevent your representatives, advisors, attorneys and accountants from doing so.

No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. You agree that money damages would not be a sufficient remedy for any violation of the terms of this agreement and, accordingly, that Prandium will be entitled to specific performance and injunctive relief as remedies for any violation. These remedies will not be exclusive remedies but will be in addition to all other remedies to them at law or equity.

Although Prandium will use reasonable efforts to ensure that the Confidential Information is accurate and complete, you understand that neither Prandium nor any of it's representatives have made or make any representation or warranty as to the accuracy or completeness of the Confidential Information.

The parties to this letter agreement hereby acknowledge and agree that this letter agreement is to be governed by California law. In order to avoid any confusion or misunderstanding, each of us also agrees that this letter agreement may only be amended in writing.

Notwithstanding anything herein to the contrary, Confidential Information does not include information that (a) is or becomes generally available to the public; (b) becomes available to you on a non-confidential basis from a source that you reasonably believe is not prohibited from disclosing it; or (c) was in your possession before the date of this letter agreement.

Each party represents that it has full power and authority to execute this letter agreement and that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this letter agreement. Each individual signatory below represents and warrants that he or she is duly authorized to execute this letter agreement on behalf of the party for whom he or she has done so.

This letter agreement shall be binding upon and inure to the benefit of the party's hereto and their respective successors and assigns. This letter agreement may be executed in counterpart. Except as provided herein, neither party may assign its rights or delegate its duties under this letter agreement without the other party's prior written consent.

Please execute a copy of this letter where indicated below and return it to the Company as soon as possible. This letter shall constitute a binding agreement between us upon our receipt of your signed copy. This letter agreement may be terminated by either of us by delivering a written notice of termination to the other patty, the termination to be effective upon receipt thereof.

Notwithstanding any termination, this letter agreement shall forever govern the treatment of all Confidential Information. After this letter agreement's termination, you agree to promptly return or destroy (at your option) any Confidential Information in your possession, promptly upon Prandium's written request.

Very truly yours,

PRANDUM, INC.



By:    /s/ Robert T. Trebing, Jr.
       -------------------------
Name:  Robert T. Trebing, Jr.
Title: President and CEO



ACCEPTED AND AGREED TO AS OF
THE DATE FIRST WRITTEN ABOVE

THE 180 GROUP

By:    /s/ Mark S. Weber
       -----------------
Name:  Mark S. Weber
Title: Managing Director